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                      [WOODBURN AND WEDGE LETTERHEAD]



                            November 30, 1998


Board of Directors
Tenet Healthcare Corporation
3820 State Street
Santa Barbara, CA  93105

Ladies and Gentlemen:

      We have acted as special Nevada counsel to Tenet Healthcare Corporation, a Nevada corporation (the "Company"), with respect to the issuance of $350,000,000 aggregate principal amount of the Company's 7-5/8% Series B Senior Notes due 2008 (the "Senior Notes") and $1,005,000,000 aggregate principal amount of the Company's 8-1/8% Series B Senior Subordinated Notes due 2008 (the "Senior Subordinated Notes," and, together with the Senior Notes, the "Notes").

      The Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 7-5/8% Senior Notes due 2008 (the "Old Senior Notes") and 8-1/8% Senior Subordinated Notes due 2008 (the "Old Subordinated Notes," and together with the Old Senior Notes, the "Old Notes"), respectively. The Senior Notes and the Old Senior Notes and the Senior Subordinated Notes and the Old Senior Subordinated Notes are to be governed by respective indentures (the "Senior
Note Indenture" and the "Senior Subordinated Note Indenture," together the "Indentures"), dated as of May 21, 1998, between the Company and The Bank of New York, as trustee (the "Trustee").

      In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Registration Statement on Form S-4 (File No. 333-64157) relating to the Exchange Offer as filed with the Commission and the Prospectus forming a part thereof (the "Registration Statement"), (ii) the Restated Articles of Incorporation, as amended, of the Company, as presently in effect (the "Articles"), (iii) the Restated Bylaws of the Company, as presently in effect (the "Bylaws"), (iv) specimen copies of the Senior Notes, (v) specimen copies of the Subordinated Notes, (vii) the Senior Note Indenture, (viii) the Senior Subordinated Notes Indenture, (ix) certain resolutions of the Board of Directors of the Company, (x) certificates of officers of the Corporation and others, and (xi) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.


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November 30, 1998
Page 2

      In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

      Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

      1. The Indentures have been duly authorized, executed and delivered by the Company.

      2. The Notes have been duly authorized by the Company and, when executed and delivered by an officer of the Company in accordance with the terms of the Indentures, will be duly executed and delivered by the Company.


                                      Very truly yours,


                                      WOODBURN and WEDGE



                                      By: /s/ Kirk S. Schumacher
                                          -------------------------------------
                                          Kirk S. Schumacher

KSS:cb